SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No.      )
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STONERIDGE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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STONERIDGE, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:
      The 2005 Annual Meeting of Shareholders of Stoneridge, Inc. will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, April 18, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect ten directors, each for a term of one year;

2.	To consider a proposal to approve the adoption of the Directors’ Restricted Shares Plan;

3.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

4.	To consider any other matters that properly come before the meeting.
      Only shareholders of record at the close of business on March 4, 2005 are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope. The principal address of Stoneridge, Inc. is 9400 East Market Street, Warren, Ohio 44484.

By order of the Board of Directors,

AVERY S. COHEN,
Secretary
Dated: March 11, 2005
YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

STONERIDGE, INC.
PROXY STATEMENT

      Our Board of Directors is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, April 18, 2005, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 11, 2005.
      Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2004, is enclosed with this proxy statement.
      Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Shareholder, at an estimated cost of $5,000, to assist us in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail by Georgeson Shareholder, our employees may solicit proxies by telephone, facsimile or electronic mail.
      Proxies; Revocation of Proxies. The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors” and FOR Proposal One. Your presence at the Annual Meeting of Shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.
      Voting Eligibility. Only shareholders of record at the close of business on the record date, March 4, 2005, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 22,784,662 common shares, without par value, each of which is entitled to one vote at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table describes certain information regarding the beneficial ownership of our common shares as of February 18, 2005, by: (a) our directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) our chief executive officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (d) our executive officers and directors as a group.

	Number of
	Shares	Percent
	Beneficially	of
Name of Beneficial Owner(1)	Owned	Class

D.M. Draime(2)	5,793,672	25.4%
Jeffrey P. Draime(3)	2,851,950	12.5
FMR Corp.(4)	1,981,600	8.7
Dimensional Fund Advisors Inc.(5)	1,927,400	8.5
Sky Bank NA(6)	1,363,456	6.0
Scott N. Draime(7)	1,172,788	5.1
Barclays Global Investors NA(8)	1,142,891	5.0
Gerald V. Pisani(9)	579,119	2.5
Avery S. Cohen(10)	190,059	*
Earl L. Linehan(11)	146,579	*
Sheldon J. Epstein(12)	52,771	*
Richard E. Cheney(13)	42,571	*
John C. Corey	—	*
Douglas C. Jacobs	—	*
William M. Lasky	—	*
Edward F. Mosel(14)	65,388	*
Thomas A. Beaver(15)	79,079	*
Mark J. Tervalon(16)	9,000	*
All Executive Officers and Directors as a Group (13 persons)	7,032,338	30.9%

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.

(2)	Represents 5,766,172 common shares held in trust for the benefit of D.M. Draime, of which Mr. Draime is trustee, and 27,500 common shares held by the Draime Family Foundation, a charitable foundation of which Mr. Draime is a co-trustee. The address of D.M. Draime is 9400 East Market Street, Warren, Ohio 44484.

(3)	Represents 1,010,595 common shares held in trust for the benefit of Jeffrey P. Draime of which Jeffrey P. Draime is trustee, 1,785,855 common shares held in trust for the benefit of Draime family members, of which Jeffrey P. Draime is trustee, 27,500 shares held by the Draime Family Foundation, a charitable foundation of which Jeffrey P. Draime is a co-trustee, and 28,000 common shares owned by Jeffrey P. Draime directly. The address of Jeffrey P. Draime is 9400 East Market Street, Warren, Ohio 44484.

(4)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by FMR Corp., all common shares are owned by clients of FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors, Inc., all common shares are owned by advisory clients of Dimensional Fund Advisors, Inc. Dimensional Fund Advisors, Inc. has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	Represents shares held in trusts for the benefit of Draime family members, of which Sky Bank NA is trustee. The address of Sky Bank NA is 108 Main Avenue SW, Warren, Ohio 44481.

(7)	Represents 1,172,767 common shares held in trusts for the benefit of Draime family members, of which Scott N. Draime is trustee, and 21 shares owned by Scott N. Draime directly. The address of Scott N. Draime is 1209 Cerrito Grande, El Paso, Texas 79912.

(8)	According to a Schedule 13G filed with the SEC by Barclays Global Investors NA, all common shares are owned by clients of Barclays Global Investors NA. The address of Barclays Global Investors NA is 45 Fremont Street, San Francisco, California 94105.

(9)	Represents 156,599 common shares held in trust for the benefit of Gerald V. Pisani of which Mr. Pisani is trustee, 155,120 common shares held in separate trusts for the benefit of Mr. Pisani’s children of which Mr. Pisani’s wife is trustee, 254,000 common shares that Mr. Pisani has the right to acquire upon the exercise of share options, 10,000 restricted shares that vest in equal increments on May 17, 2005, 2006 and 2007 and 3,400 restricted shares that vest in equal increments on June 28, 2005, 2006 and 2007.

(10)	Includes 124,480 common shares held under the Ohio Transfer to Minors Act for the benefit of William M. Draime and John A. Draime, of which Avery S. Cohen is trustee, 16,500 common shares that Mr. Cohen has the right to acquire upon the exercise of share options and 49,079 common shares that Mr. Cohen owns directly.

(11)	Represents 16,500 common shares that Earl L. Linehan has the right to acquire upon the exercise of share options and 130,079 common shares owned by Mr. Linehan directly.

(12)	Includes 1,500 common shares owned by Sheldon J. Epstein’s wife, 16,500 common shares that Mr. Epstein has the right to acquire upon the exercise of share options and 34,771 common shares owned by Mr. Epstein directly.

(13)	Represents 500 common shares owned by Richard E. Cheney’s wife, 16,500 common shares that Mr. Cheney has the right to acquire upon the exercise of share options and 25,571 common shares owned by Mr. Cheney directly.

(14)	Represents 31,388 common shares owned by Edward F. Mosel directly, 24,000 common shares that Mr. Mosel has the right to acquire upon the exercise of share options, 5,000 restricted shares that vest in equal increments on May 17, 2005, 2006 and 2007, and 5,000 restricted shares that vest in equal increments on June 28, 2005, 2006 and 2007.

(15)	Represents 29,079 common shares owned by Thomas A. Beaver directly, 45,000 common shares that Mr. Beaver has the right to acquire upon the exercise of share options and 5,000 restricted shares that vest in equal increments on May 17, 2005, 2006 and 2007.

(16)	Represents 4,000 common shares that Mark J. Tervalon has the right to acquire upon the exercise of share options and 5,000 restricted shares that vest in equal increments on May 17, 2005, 2006 and 2007.
ELECTION OF DIRECTORS
      In accordance with our Code of Regulations, the number of directors has been fixed at ten. At the Annual Meeting of Shareholders, you will elect ten directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors elected Gerald V. Pisani, the Company’s President and Chief Executive Officer, to the Board of Directors on May 10, 2004 to fill a vacancy that existed on the Board of Directors on that date. Pursuant to the Company’s Code of Regulations, the Board of Directors approved an increase in the size of the Board of Directors to nine on July 6, 2004 and elected Douglas C. Jacobs on that date to fill the vacancy created by the increase. Pursuant to the Company’s Code of Regulations, the Board of Directors approved an increase in the size of the Board of Directors to ten on February 11, 2005 and nominated Jeffrey P. Draime for election as a director at the Annual Meeting of Shareholders. Jeffrey P. Draime is the son of D.M. Draime, Chairman of the Company’s Board of Directors. The Board of Directors proposes that the nominees described below, all of whom, except for Jeffrey P. Draime, are currently serving as directors, be elected to the Board of Directors. At the Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the ten nominees hereinafter named.
      The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.
      The Board recommends that you vote “FOR” the following nominees.
Nominees for Election at the Annual Meeting

			Expiration
		Period of	of Term
		Service as a	for Which
Name and Age	Principal Occupation and Business Experience	Director	Proposed

Gerald V. Pisani 64	President and Chief Executive Officer of the Company	2004 to date	2006
Richard E. Cheney 83	Psychoanalyst in private practice, retired in 1995 as Chairman of Hill & Knowlton, Inc., a public relations firm	1988 to date	2006
Avery S. Cohen 68	Partner, Baker & Hostetler LLP, a law firm	1988 to date	2006
John C. Corey 57	President and Chief Executive Officer of Safety Components International, a supplier of air bags and components	2004 to date	2006
D.M. Draime 71	Chairman of the Board of Directors, and Assistant Secretary of the Company	1988 to date	2006
Jeffery P. Draime 38	Owner of Silent Productions, a concert promotions company, and Owner of QSL Columbus, QSL Dayton, a restaurant franchise	—	2006
Sheldon J. Epstein 66	Managing Member, Epstein, Weber & Conover, P.L.C., an independent public accounting firm	1988 to date	2006
Douglas C. Jacobs 64	Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Cleveland Browns, a professional football team	2004 to date	2006
William M. Lasky 57	Chairman, President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer	2004 to date	2006
Earl L. Linehan 63	President, Woodbrook Capital Inc., a venture capital and investment firm	1988 to date	2006
      Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except for the following:
      Mr. D.M. Draime served as Interim President and Chief Executive Officer of the Company from January 2004 to May 2004, when Mr. Pisani was named as President and Chief Executive Officer.
      Mr. Pisani has served as Vice President of the Company since 1989 and President of the Stoneridge Engineered Products Group since 1992. Mr. Pisani became the Company’s Chief Operating Officer in December 2003 and the Company’s President and Chief Executive Officer in May 2004.
      Mr. Corey was the President and Chief Operating Officer of Safety Components International from 1999 to 2000, when he became that company’s President and Chief Executive Officer.
      Mr. Jeffrey P. Draime was a North American Sales Manager for the Alphabet Group from 1993 to 2000.
      Mr. Epstein was a principal in the independent public accounting firm Gaintner, Bandler & Reed, P.L.C., from June 1999 to December 2001.

      Mr. Jacobs, a former partner of the accounting firm Arthur Andersen LLP, was Vice President - Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from 1999 to 2001, when he became the organization’s Executive Vice President - Finance, Chief Financial Officer and Treasurer.
      Legal Proceedings. On April 10, 2000, Safety Components International, the company for which Mr. Corey was the President and Chief Operating Officer, and certain of its U.S. subsidiaries (collectively, the “Safety Filing Group”), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On October 11, 2000, the Safety Filing Group emerged from Chapter 11 pursuant to a plan of reorganization confirmed by the Bankruptcy Court and at that time Mr. Corey became President and Chief Executive Officer of Safety Components International.
      Directorships. Mr. Corey is a director of Safety Components International. Mr. Jacobs is a director of Standard Pacific Corporation, serves as chairman of its audit committee and is a member of its nominating and corporate governance committee. Mr. Lasky is the chairman of the board of directors of JLG Industries, Inc. and is a member of its executive committee.
      Independent Directors. The New York Stock Exchange (“NYSE”) rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has determined that Messrs. Cheney, Corey, Epstein, Jacobs, Lasky and Linehan are independent.
      Committees of the Board and Meeting Attendance. In 2004, our Board of Directors held ten meetings and took action by unanimous written consent on one occasion. Our Board of Directors has appointed a compensation committee, an audit committee, and a nominating and corporate governance committee. Each member of the compensation, audit, and nominating and corporate governance committees is independent as defined under the listing standards of the NYSE. The Board of Directors does not currently have a finance committee. In 2004, each Board member attended at least 75% of the meetings of the Board of Directors and of the committees on which he serves. In addition, it is the Company’s policy that all directors attend the Annual Meeting of Shareholders. All directors who were directors at the time attended the 2004 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the presiding director by the non-management directors to preside at the executive sessions of the non-management and independent directors. It is the Board’s practice to have the non-management directors meet regularly in executive session and to have the independent directors meet at least once a year in executive session.
      Compensation Committee. The compensation committee is comprised of Messrs. Cheney, Lasky and Linehan. This committee held six meetings during 2004. The compensation committee reviews employment, development, reassignment and compensation matters involving corporate officers and other executive level employees, including issues related to salary, bonus and incentive arrangements. The compensation committee also administers our Long-Term Incentive Plan. Our Board of Directors has adopted a charter for this committee, which is available on our website at www.stoneridge.com.
      Audit Committee. The audit committee is comprised of Messrs. Cheney, Corey, Epstein and Jacobs. This committee held six meetings during 2004. Information regarding the functions performed by the audit committee is set forth in the “Audit Committee Report,” included in this proxy statement. The audit committee is governed by a written charter, which was approved by the Board of Directors. This charter is available on our website at www.stoneridge.com.
      The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the NYSE. The Board also determined that Mr. Epstein qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of our audit committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee is comprised of Messrs. Epstein, Lasky and Linehan. This committee held two meetings in 2004. The purpose of the nominating and corporate governance committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement the Company’s corporate governance policies and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a written charter for this committee, which is available on our website at www.stoneridge.com.
      It is the policy of the nominating and corporate governance committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders. No shareholder nominee recommendations were received for this year’s Annual Meeting of Shareholders.
      In addition, in order for a recommendation to be considered by the nominating and corporate governance committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).
      The nominating and corporate governance committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the nominating and corporate governance committee will recommend to the Board prospective Board members who the nominating and corporate governance committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company’s shareholders.
      The nominating and corporate governance committee recommended to the Board each of the nominees identified in “Election of Directors” on page 4. In connection with the appointment of Mr. Jacobs to fill the vacancy on the Board in July 2004, a third party individual professional services advisor recommended Mr. Jacobs to the Board. The nomination of Jeffrey P. Draime was recommended to the Board by the non-management directors.

      Directors’ Compensation. Each director who is not an employee of ours receives $35,000 per year for being a director, $1,000 for attending each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors. There is no additional fee received for attending committee meetings unless such meeting takes place on a day other than the same day as a meeting of the Board of Directors, in which case committee members receive $1,000 for attending such meetings and $500 when the meetings are held telephonically. The audit committee chairman receives additional compensation of $7,500 and the compensation committee chairman receives additional compensation of $4,000. Directors who are also employees of ours are not paid any director’s fee. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board and committee meetings. In 2004, each non-employee director who served on the board (except for Mr. Jacobs who did not become a board member until July of 2004) was granted an option to purchase 10,000 shares at a price per share equal to the fair market value of the common shares on the date of grant. These option grants to non-employee directors were made on May 10, 2004 at an exercise price of $15.73. These options expire in ten years and become exercisable in one year.
      Communications with the Board. Our Board of Directors believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to the Secretary at 9400 East Market Street, Warren, Ohio 44484. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.
Compensation Committee Report
      Introduction. The compensation committee (the “Committee”), which is comprised entirely of independent and non-employee directors, is responsible for determining the compensation to be paid to our executive officers and for administering our Long-Term Incentive Plan (the “LTIP”). The Committee’s philosophy with respect to the compensation of our executive officers is (1) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies, and (2) to provide each executive officer with a significant economic stake in our success. To this end, the Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and performance as well as our performance. The primary components of our executive compensation program are (1) base salaries, (2) bonuses, and (3) equity awards, including share options and restricted shares under the LTIP. The overall objectives of this strategy are not only to attract and retain the best possible executive talent but also to motivate our executives to achieve the goals inherent in our business strategy, to link executive and shareholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions and overall business results.
      Each year the Committee conducts a review of our executive compensation program. In connection with the review of base salary compensation for 2004, the Committee considered a comprehensive report prepared by Ernst & Young LLP (“Ernst & Young”) in December 2003 (the “2003 Compensation Report”). The report compared the compensation of our top executive officers to a peer group of public corporations. The Committee also received a second similar comprehensive report prepared by Towers Perrin in December 2004 (the “2004 Compensation Report”). The Committee reviewed and considered the 2003 Compensation Report in determining base salaries for 2004 and considered the 2004 Compensation Report in determining bonuses for 2004.
      The Committee reviews the selection of peer companies used for compensation analysis. The peer groups used for compensation analysis are generally not the same as the peer group index in the Performance Graph included in this proxy statement. The Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in the peer group established for comparing shareholder returns.

      The Committee determines the compensation of the most highly compensated corporate executives, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to other highly compensated corporate executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement, the Committee takes into account the views of Mr. D. M. Draime, our Chairman and Mr. Gerald V. Pisani, our President and Chief Executive Officer.
      Base Salaries and Other Annual Compensation. The Committee sets base salary levels for our executive officers on the basis of the executives’ responsibilities. However, in each case, due consideration is given to personal factors, such as the individual’s experience, performance and contributions. Also considered are external factors, such as salaries paid to similarly situated executive officers by peer companies. In the case of executive officers with responsibility for a particular business unit, that unit’s financial results are also considered.
      Annual adjustments to each executive officer’s salary are determined based on the foregoing factors but with due consideration also being given to the independent compensation reports referred to above, prevailing economic conditions, to the relationship of such adjustments to those being given to other employees, to the performance of the executive’s duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. Finally, the Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. The base salaries for the Company’s named executive officers appear in the “Salary” column of the Summary Compensation Table.
      When determining the appropriate level of Mr. Pisani’s 2004 base salary, the Committee considered the 2003 Compensation Report and the same factors that it considers when determining compensation levels for our other executive employees. Mr. Pisani’s base salary for 2004 was set at $372,000. On June 1, 2004, in connection with Mr. Pisani’s election as President and Chief Executive Officer, Mr. Pisani’s base salary was increased to $450,000.
      Bonuses. Our executive officers are eligible for annual cash bonuses. The Committee believes that a substantial portion of each executive’s bonus should be tied to quantifiable measures of the Company’s financial performance. The Committee used the 2004 Compensation Report to establish targeted bonus levels for each position assuming achievement of targeted financial performance. The amount of bonus granted for 2004 to each executive relative to the target depended in large part on how the Company (or division) performed against certain financial metrics. For 2004 the metrics chosen were attainment of budgeted operating profit, performance relative to the flex budget, and control of working capital. A portion of the annual bonus was also based on the attainment of non-financial goals. Based upon the above, Mr. Pisani was awarded a bonus of $300,000. Bonuses for the Company’s named executive officers appear in the “Bonus” column of the Summary Compensation Table.
      Equity Awards. Under the Company’s LTIP, all executive officers may be granted Share Options and Restricted Shares. We believe that equity awards are a valuable motivating tool and provide a long-term incentive to management. The Committee did not grant any Share Options in 2004, but instead granted Restricted Shares. Information on the Restricted Shares granted during 2004 to the Company’s named executive officers appear in the “Restricted Share Awards” column of the Summary Compensation Table. The Committee granted Mr. Pisani 13,400 restricted shares in 2004.
      Conclusion. Through the programs described above, a significant portion of our executive compensation is linked directly to individual and Company performance. The Committee intends to continue this policy and in the future also plans to consider ways to better link the long-term incentive plan to financial performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

Earl L. Linehan
Richard E. Cheney
William M. Lasky

Audit Committee Report
      In accordance with its written charter, the audit committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. Our audit committee is comprised of four directors, all of whom are “independent” for audit committee purposes under the current listing standards of the NYSE.
      In discharging its oversight responsibility as to the audit process, the audit committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The audit committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees.” The audit committee also obtained a formal written statement from the independent registered public accounting firm that described all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented. The audit committee discussed with the independent registered public accounting firm any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence. The audit committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.
      The audit committee discussed with the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.
      Based on the above-referenced review and discussions with management and the internal auditor and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Sheldon J. Epstein
Richard E. Cheney
John C. Corey
Douglas C. Jacobs

EXECUTIVE COMPENSATION
      The table below describes the compensation paid for the last three fiscal years to our chief executive officer and the four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our “named executive officers.”
Summary Compensation Table

					Long-Term
					Compensation Awards

	Annual Compensation				Restricted	Number of
				Other Annual	Share	Securities	All Other
	Fiscal	Salary	Bonus	Compensation	Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	Option (#)	($)(4)

D. M. Draime(1)	2004	200,000	150,000	—	—	—	13,420
Chairman of the Board	2003	200,000	150,000	—	—	—	11,706
of Directors	2002	200,000	100,000	—	—	—	6,316
Gerald V. Pisani	2004	417,500	300,000	—	212,326	—	13,942
President and	2003	300,000	285,000	—	—	40,000	13,594
Chief Executive Officer	2002	250,000	285,000	—	—	40,000	6,204
Edward F. Mosel	2004	249,917	160,000	—	161,900	—	17,110
Executive Vice President and	2003	205,300	100,000	—	—	10,000	6,443
Chief Operating Officer	2002	192,000	90,000	—	—	10,000	1,642
Thomas A. Beaver	2004	236,000	115,000	—	77,450	—	13,158
Vice President of Global Sales	2003	225,000	100,000	—	—	20,000	12,664
and Systems Engineering	2002	185,000	140,000	—	—	20,000	3,974
Mark J. Tervalon	2004	202,974	120,000	—	77,450	—	9,067
Vice President and General Manager	2003	177,200	78,000	—	—	4,000	5,397
of Stoneridge Electronics Group	2002	114,911	30,000	—	—	—	848

(1)	Mr. Draime served as Interim President and Chief Executive Officer from January 1, 2004 until May 10, 2004.

(2)	No amounts are listed here as no perquisite payments in excess of reporting thresholds were made.

(3)	The dollar amount listed in this column represents the market value of the restricted shares issued as of the date of grant. The restrictions on these awards will lapse, provided the executive is still employed by the Company, or in certain cases if his employment ends earlier, according to the vesting schedules included in their respective restricted share agreements.

The amount listed for Mr. Pisani in 2004 is the market value at the time of grant of 10,000 restricted shares granted on May 10, 2004 and 3,400 restricted shares granted on June 28, 2004. These shares will vest in equal increments on May 10, 2005, 2006 and 2007 and June 28, 2005, 2006 and 2007, respectively. As of December 31, 2004, the aggregate market value of the 13,400 outstanding restricted shares granted to Mr. Pisani was $202,742.

The amount listed for Mr. Mosel in 2004 is the market value at the time of grant of 5,000 restricted shares granted on May 10, 2004 and 5,000 restricted shares granted on June 28, 2004. These shares will vest in equal increments on May 10, 2005, 2006 and 2007 and June 28, 2005, 2006 and 2007, respectively. As of December 31, 2004, the aggregate market value of the 10,000 outstanding restricted shares granted to Mr. Mosel was $151,300.

The amounts listed for Messrs. Beaver and Tervalon in 2004 are the market value at the time of grant of 5,000 restricted shares granted to each of them respectively, on May 10, 2004. These shares will vest in equal increments on May 10, 2005, 2006 and 2007. As of December 31, 2004, the aggregate market value of the 5,000 outstanding restricted shares granted to both of Messrs. Beaver and Tervalon was $75,650.

(4)	This column represents term life insurance premiums paid in 2004 to Mr. Draime of $3,757, Mr. Pisani of $1,204, Mr. Mosel of $1,372, Mr. Beaver of $420 and Mr. Tervalon of $385; and 401(k), profit sharing and match paid in 2004 to Mr. Draime of $9,663, Mr. Pisani of $12,738, Mr. Mosel of $15,738, Mr. Beaver of $12,738 and Mr. Tervalon of $8,682.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at Fiscal	In-the-Money Options
	Acquired on	Value	Year-End (#)	at Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

D. M. Draime	—	—	— 0 — / — 0 —	— 0 — / — 0 —
Gerald V. Pisani	—	—	254,000 / — 0 —	1,177,945 / — 0 —
Edward F. Mosel	—	—	24,000 / — 0 —	140,330 / — 0 —
Thomas A. Beaver	—	—	45,000 / — 0 —	269,835 / — 0 —
Mark J. Tervalon	—	—	4,000 / — 0 —	18,980 / — 0 —
Change of Control Agreements
      Messrs. Pisani and Beaver have each entered into an agreement with us that guarantees we will pay to each of them two years of continued compensation (including bonuses) and benefits upon a change of control regardless of whether they remain employed by us. A change of control shall be deemed to have occurred if any shareholder or group of shareholders acquires more of our common shares than are owned by D.M. Draime and his direct descendants and trusts for the benefit of D.M. Draime and his direct descendants.
Compensation Committee Interlocks and Insider Participation
      Messrs. Cheney, Lasky and Linehan were the members of our compensation committee in 2004 and there are no compensation committee interlocks.
Certain Relationships and Related Transactions
      Hunters Square. D.M. Draime is a 50% owner of Hunters Square, Inc. (“HSI”), an Ohio corporation, which owns Hunters Square, an office complex and shopping mall located in Warren, Ohio. We lease office space in Hunters Square for use as the headquarters of our Alphabet Group. We pay all maintenance, tax and insurance costs related to the operation of the office. Lease payments made by us to HSI in 2004 were $301,000. We will continue to make lease payments as required under the lease agreement, which terminates in December 2009. The Company believes the terms of the lease are no less favorable to it than would be the terms of a third-party lease.
      Relationship with Counsel. Avery S. Cohen, one of our directors, is a partner in Baker & Hostetler LLP, a law firm, which has served as general outside counsel for us since 1993 and is expected to continue to do so in the future.
      Draime Family. Jeffrey P. Draime, a nominee for election as a director, is the son of D.M. Draime, the Chairman of the Board of Directors.

Performance Graph
      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of hypothetical investments in the NYSE Market Index and the CoreData — Industry Group 333 (Automotive Parts) Index based on the respective market price of each investment at December 31, 1999, 2000, 2001, 2002, 2003 and 2004, assuming in each case an initial investment of $100 on December 31, 1999, and reinvestment of dividends.

	1999	2000	2001	2002	2003	2004

Stoneridge, Inc	100.00	43.72	58.95	77.09	97.49	98.01
Coredata Group Index	100.00	80.45	101.53	90.54	133.71	137.62
NYSE Market Index	100.00	102.38	93.26	76.18	98.69	111.45

PROPOSAL ONE — ADOPTION OF DIRECTORS’ RESTRICTED SHARES PLAN
Summary of the Plan

•	The purpose of the Directors’ Restricted Shares Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing Eligible Directors (all non-employee directors) with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development, and financial success.

•	The Plan will be administered by the Board of Directors (the “Board”). The Board will have the power and authority to approve the grant of common shares subject to forfeiture (“Restricted Shares”) to Eligible Directors; approve the terms and conditions; adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; interpret the terms and provisions of the Plan and any agreements related thereto; and take any other actions the Board considers appropriate.

•	The maximum aggregate number of common shares that may be issued under the Plan as Restricted Shares shall be 300,000. The Restricted Shares that may be issued under the Plan may be authorized but unissued common shares or issued shares reacquired by the Company and held as Treasury Shares.

•	The Restricted Shares granted under the Plan will be authorized by the Board and will be evidenced by a written agreement in the form approved by the Board, which will be dated as of the date on which the Restricted Shares are granted, will be signed by an officer of the Company, will be signed by the participant, and will describe the terms and conditions to which the award of Restricted Shares is subject.

•	The Plan provides for the forfeiture of rights granted under the Plan of unvested shares on death, disability, resignation, refusal to stand for reelection or failure to be elected, unless otherwise determined by the Board.

•	The Board may modify, suspend or terminate the Plan as long as it does not impair the rights thereunder of any participant.
      If this proposal is approved, the total number of common shares authorized under the Plan would represent approximately 1.3% of our outstanding common shares.
Vote Required for Approval
      The affirmative vote of a majority of our common shares present at the Annual Meeting of Shareholders, either in person or by properly executed proxy, is required to approve Proposal One.
      Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, abstentions and broker non-votes, if any, with respect to Proposal One will, in effect, be votes against the proposal.
      The Board recommends that you vote FOR Proposal One.
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at our 2006 Annual Meeting of Shareholders must be received by us at 9400 East Market Street, Warren, Ohio 44484, on or before November 11, 2005, for inclusion in our proxy statement and form of proxy relating to the 2006 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by us at the address listed in the immediately preceding sentence not later than January 25, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish our Company with copies of all forms they file pursuant to Section 16(a).
      To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were complied with, except for Mr. Michael J. Bagby, who filed one Form 4 reporting five transactions, four days after the required filing date and Mr. Edward F. Mosel, who filed his initial statement of beneficial ownership on Form 3 five days after the required filing date.
CORPORATE GOVERNANCE
      Committee Charters. The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board’s audit, compensation and nominating and corporate governance committees are posted on the Company’s website at www.stoneridge.com. Written copies of these documents will be available to any shareholder upon request. Requests should be directed to Investor Relations at the Company’s address listed on the Notice of Annual Meeting of Shareholders.
      Corporate Financial Ethics Hotline. The Company established a corporate financial ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
OTHER MATTERS
      We have not selected our independent registered public accounting firm for the current fiscal year. The audit committee of the Board of Directors will make this selection later in the year. Representatives of Ernst & Young, which served as our independent registered public accounting firm during 2004 and are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit Fees
      The aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, including reviews of the financial statements included in the Company’s Forms 10-Q filed with the SEC and statutory audits required internationally during 2004 and 2003, were $1,555,000 and $568,000, respectively. For 2004, these fees included approximately $750,000 in fees related to Sarbanes-Oxley Section 404 audit requirements.
Audit-Related Fees
      The aggregate fees billed for assurance and related services rendered by Ernst & Young that were reasonably related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2004 and 2003 were $83,000 and $118,000, respectively. These fees primarily related to audits of employee benefit plans as well as general assistance with the implementation of new regulatory pronouncements, and review of the Company’s standard cost system and controls.

Tax Fees
      The aggregate fees billed for tax-related services rendered to the Company by Ernst & Young for the years ended December 31, 2004 and 2003 were $438,000 and $404,000, respectively. These fees primarily related to tax audits, tax compliance, tax consulting and both domestic and international tax planning.
All Other Fees
      The aggregate fees billed for all other services rendered by Ernst & Young for the years ended December 31, 2004 and 2003 were $24,000 and $38,000, respectively. These fees primarily related to advisory services provided to the compensation committee of the Board of Directors.
Engagement of the Independent Auditor
      In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, the audit committee pre-approves all audit and non-audit services provided by our independent auditor. As such the audit committee approved all audit and non-audit services provided to the Company by Ernst & Young. The audit committee has not adopted a pre-approval policy that would permit management to engage Ernst & Young. The chair of the committee may pre-approve the rendering of services on behalf of the committee, provided the matter is then presented to the full committee at the next scheduled meeting.
Miscellaneous
      If the enclosed proxy card is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above and FOR Proposal One. Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. Director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares voted at the meeting in person or by proxy. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

AVERY S. COHEN,
Secretary
Dated: March 11, 2005

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

     Regardless of whether you plan to attend the Annual Meeting of Shareholders,

     you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê     Please fold and detach card at perforation before mailing.     ê

STONERIDGE, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Gerald V. Pisani, Joseph M. Mallak and Avery S. Cohen, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc. to be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, April 18, 2005, at 10:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 11, 2005, is hereby acknowledged.

Dated: , 2005 Signature(s) Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ê     Please fold and detach card at perforation before mailing.     ê

STONERIDGE, INC.	PROXY

The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the proposal listed in Item 2.

1.	Nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified:

Richard E. Cheney, Avery S. Cohen, John C. Corey, D.M. Draime, Jeffrey P. Draime, Sheldon J. Epstein, Douglas C. Jacobs, William M. Lasky, Earl L. Linehan and Gerald V. Pisani.

❑ FOR all nominees listed above (except as marked to the contrary below)	❑ WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below:

2.	Proposal to approve the adoption of the Directors’ Restricted Shares Plan.

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	On such other business as may properly come before the meeting.